                                                                               Exhibit  21

SUBSIDIARIES OF ACXIOM

U.S. SUBSIDIARIES

Name	Incorporated In	Doing Business As

1. Acxiom CDC, Inc.	Arkansas	Acxiom CDC, Inc.

2. Acxiom CH, Inc.	Delaware	Acxiom CH, Inc.

3. Acxiom Digital, Inc.	Delaware	Acxiom Digital, Inc.

4. Acxiom Direct, Inc.	Tennessee	Acxiom Direct, Inc.

5. Acxiom / Direct Media, Inc.	Arkansas	Acxiom / Direct Media, Inc.

6. Acxiom Dutch Holdings, LLC	Delaware	Acxiom Dutch Holdings, LLC

7. Acxiom Government Services, Inc.	Arkansas	Acxiom Government Services, Inc.

8. Acxiom Identity Solutions, LLC	Colorado	Acxiom Identity Solutions, LLC

9. Acxiom / May & Speh, Inc.	Delaware	Acxiom / May & Speh, Inc.

INTERNATIONAL SUBSIDIARIES

Name	Incorporated In	Doing Business As

1. ACDUHO, C.V.	The Netherlands	ACDUHO, C.V.

2. Acxiom Australia Pty Ltd	Australia	Acxiom Australia Pty Ltd